Exhibit 10.18

81 Regent Street
P.O. Box 578
Fredericton, New Brunswick
E3B 5A6

Project No.: 219842

January 31, 2022

Picomole Inc.

191 Halifax Street

Moncton, New Brunswick

E1C 9R6

Attention:	Mr. Stephen Graham

Dear Mr. Graham:

RE:	Offer of Assistance under the REGI - Business Scale-Up and Prod (JGF)

Please find attached a contribution agreement for funding under the REGI - Business Scale-Up and Prod (JGF) for your review and signature. This agreement is open for acceptance for sixty (60) calendar days from the date that appears on this letter.

We have also included a Pre-authorized Debit/Direct Deposit Authorization (PAD) form for your completion and signature. Please return one signed copy of the contribution agreement and the completed PAD form.

Once we receive the signed forms, we will provide you with information on how to submit claims under the project. We recommend using ACOA Direct, the Agency’s web-based client portal, where you can submit claims online, share documents, collaborate with members of the secure site and access your ACOA account 24 hours a day, 7 days a week. ACOA Direct is the most effective way for you to submit claims. Included with this letter is an ACOA Direct Client Registration form for your convenience. You can use it to enroll or to make changes if you are already enrolled.

If you have any questions, please contact Alex Saulnier, the Program Officer assigned to your project, at (800) 561-4030 or (506) 871-4507, or via e-mail at alex.saulnier@acoa-apeca.gc.ca

Yours truly,

Véronique Cormier Touchie

Account Assistant

Attachments

Note: Exceptional Circumstances due to the effects of COVID-19

As part of the Government of Canada’s response to the COVID-19 outbreak, ACOA is taking proactive measures to mitigate economic impacts in Atlantic Canada.

ACOA Clients are experiencing unprecedented disruptions affecting their operations, which in turn affect their ability to provide ACOA with required documentation using standard methods. To ensure that program delivery can continue to be done in a timely manner throughout this period, ACOA is implementing temporary measures that will streamline some work processes by providing additional flexibility for electronic signatures, acceptable methods of transmission of information and requirements for initial advance payments. These temporary measures remain at ACOA’s discretion and are in addition to all terms and conditions included in the funding agreement.

In regards to document delivery, all delivery methods expressly permitted in the funding agreement continue to be acceptable, including ACOA Direct, which remains the most secure way to transmit protected information. However, it is agreed that, during these exceptional circumstances, email transmission will also be a valid means of sending notices and correspondences to the other party for the purposes of the Notice provisions in the funding agreement. Where a notice or document is communicated to the other party by email, it will be deemed to have been delivered within one (1) working day of being sent.

That said, by proceeding with an electronic signature and/or an electronic imaging and transmission of a handwritten signature, you agree that such is a reliable signature method and is binding on the Recipient, that it will have the same force and effect as an original handwritten signature, and that it will be deemed an original for all purposes. This applies to any new agreement, any amendment to an existing agreement, and any other notice or correspondence contemplated under the agreement.

In each case, you must preserve the original signed document for the entire term of the funding agreement and must provide such original, as well as any further proof of execution and authorization, to the Agency upon request.

If you do not agree with the above or have questions or concerns with any of the items outlined herein, please communicate with your program officer. If any changes are made to these temporary measures or if additional measures are implemented in the context of the COVID-19 pandemic, they will be communicated to you.

REGI - Business Scale-Up and Prod (JGF)

Project Number: 219842

This Contribution Agreement

BETWEEN:	ATLANTIC CANADA OPPORTUNITIES AGENCY,
having an office in New Brunswick

(hereinafter referred to as “the Agency”)

AND:	Picomole Inc., an organization duly incorporated under the laws of Canada, having its office located at:
191 Halifax Street
Moncton, New Brunswick
E1C 9R6

(hereinafter referred to as “the Recipient”)

WHEREAS the REGI - Business Scale-Up and Prod (JGF), is a national innovation program that was established to provide support to business productivity and scale-up,

(hereinafter referred to as “the Program”)

WHEREAS the Recipient submitted an application for assistance pursuant to the Program,

WHEREAS this Agreement sets out the terms and conditions under which the Agency agrees to provide a contribution to the Recipient,

IN CONSIDERATION of their respective obligations set out below, the parties hereto agree as follows:

1.0	Documents Forming Part of this Agreement

1.1	The following documents form an integral part of this Agreement:

These Articles of Agreement

Schedule 1 – General Conditions

Schedule 2 – Statement of Work

Schedule 3 – Claims and Costs Principles

Schedule 4 – Reporting Requirements

Schedule 5 – Project Fact Sheet for News Release

ARTICLES OF AGREEMENT

1.2	In the event of conflict or inconsistency, the order of precedence among the documents forming part of this Agreement shall be:

These Articles of Agreement

Schedule 1 – General Conditions

Schedule 2 – Statement of Work

Other Schedules

2.0	The Project

2.1	The Recipient shall carry out the Project as described in Schedule 2 – Statement of Work, shall make claims in accordance with Schedule 3 – Claims and Costs Principles, shall issue the reports required under Schedule 4 – Reporting Requirements and shall fulfill its other obligations hereunder in a diligent and professional manner using qualified personnel.

2.2	The Recipient shall commence the Project on or before April 1, 2022 (hereinafter referred to as “the Project Commencement Date”).

2.3	The Recipient shall complete the Project on or before March 31, 2023 (hereinafter referred to as “the Project Completion Date”).

3.0	The Contribution

3.1	Subject to all other provisions of this Agreement, the Agency shall make a Contribution (“the Contribution”) to the Recipient, with respect to the Project, calculated as the lesser of:

(a)	the amount equal to the assistance rate (%) of the Eligible Costs as stated on Schedule 2 – Statement of Work; and

(b)	$575,000.00.

4.0	Fiscal Year

4.1	The Recipient agrees that its fiscal year ends on December 31, and there must be no change to that fiscal year without the prior consent of the Agency.

5.0	Payments

5.1	The Agency will pay the Contribution to the Recipient in respect of Eligible Costs that are Costs Incurred, as defined in Schedule 1, on the basis of itemized claims submitted in accordance with Schedule 3 – Claims and Costs Principles.

ARTICLES OF AGREEMENT

5.2	The Agency will not contribute to any Costs Incurred by the Recipient prior to twelve (12) months prior to the receipt of the project application form, but no earlier than April 19, 2021. The date of receipt of the application for this Project is July 28, 2021. The Agency will not accept any Costs Incurred after the Project Completion Date, unless otherwise agreed to in writing by the Agency.

5.3	Prior to the initial payment, the Recipient must provide the Agency with the following information, to the satisfaction of the Agency:

(a)	the completed and signed Pre-authorized Debit/Direct Deposit Authorization (PAD) form as provided by the Agency.

5.4	The Recipient shall, no later than sixty (60) calendar days following the Project Completion Date, submit to the Agency a final claim in accordance with Schedule 3 – Claims and Costs Principles. The Recipient must be able to demonstrate, at the request of the Agency and to the Agency’s satisfaction, that all Costs Incurred that have been submitted for payment to the Agency have effectively been paid by the Recipient by monetary payment.

5.5	At the discretion of the Agency, an advance payment may be made to the Recipient. To request an advance payment, the Recipient must submit a completed and signed copy of the Request for an Advance Payment form provided by the Agency, and include a monthly cash flow forecast of requirements with respect to the portion of the Eligible Costs funded by the Agency that are to be incurred during the advance period. Such documentation must demonstrate that the advance payment is essential to the successful completion of the Project.

The Recipient must, within forty-five (45) calendar days of the end of the period for which the advance was made, demonstrate to the satisfaction of the Agency that the advance payment was applied to the payment of Costs Incurred.

5.6	At the discretion of the Agency or at the request of the Recipient, the Agency may make payments jointly to the Recipient and a third party for Costs Incurred.

5.7	Notwithstanding the foregoing, ten percent (10%) of the Contribution may, at the sole discretion of the Agency, be reserved for the final payment, to be made based on the final claim by the Recipient.

6.0	Repayment

6.1	The Recipient shall repay the Contribution to the Agency in monthly instalments calculated as a percentage of Gross Annual Sales of the Recipient.

6.2	These amounts are calculated to repay the outstanding balance of the Contribution; however, the last instalment may be adjusted to include all sums owing.

ARTICLES OF AGREEMENT

6.3	The annual amount due to the Agency shall be calculated as 3% of Gross Annual Sales of the Recipient generated in the Recipient’s fiscal year immediately preceding the due date of the first repayment of the year. The annual amount will then be divided, as required, to determine the monthly instalments.

6.4	The first repayment is due on September 1, 2024, and subsequent repayments are due monthly until the Contribution has been repaid in full or until the fifteenth (15th) anniversary of the Project Completion Date, whichever occurs first.

7.0	Special Condition(s)

7.1	Notwithstanding any other terms or conditions of this Agreement, if the Recipient does not submit a claim for payment or does not provide documentation with the claim that is satisfactory to the Agency within six (6) months from the Effective Date of this Agreement (“the Lapsing Date”), the Agreement will terminate. The Agency may extend the Lapsing Date at its complete discretion and will advise the Recipient of its decision.

Notwithstanding any other terms or conditions of this Agreement, the Agency may cancel any balance of the Contribution that has not been claimed within six (6) months from the Project Completion Date (“the End Date”). The Agency may extend the End Date at its complete discretion and will advise the Recipient of its decision.

8.0	Official Languages

8.1	The Recipient agrees:

(a)	that all public acknowledgments of the Agency’s support for the Project will be expressed in both official languages;

(b)	that basic project information, such as project description, will be developed and made available to the public in both official languages;

(c)	to invite members of the official-language minority community to participate in any public event relating to the Project, where appropriate; and

(d)	that main signage components related to the Project will be in both official languages.

9.0	Project Financing

9.1	The Recipient shall provide the Agency with confirmation of the Project financing commitments specified in Schedule 2 – Statement of Work. These commitment letters must be satisfactory to the Agency at its sole discretion.

ARTICLES OF AGREEMENT

The following table sets out the details and the time frame for the confirmation of the Project financing:

Financing Source	Amount	Confirmation Date
Working Capital	575,000	Prior to initial disbursement

9.2	The Recipient hereby acknowledges that no federal, provincial or municipal government assistance, other than the government assistance specifically described in Schedule 2 – Statement of Work, has been requested or received by the Recipient for the Project. The Recipient must also, until the end of the Control Period, promptly inform the Agency of any changes to such assistance, in accordance with Schedule 1 – General Conditions, Other Government Assistance.

10.0	Equity

10.1	The Recipient shall attain Equity, in a form satisfactory to the Agency, in the total amount of $931,933.00 on or before the date of the initial disbursement by the Agency to the Recipient.

10.2	Unless authorized by the Agency in writing the Recipient shall maintain this level of Equity until the end of the Control Period.

10.3	Equity is to be calculated as the aggregate of:

(a)	the Recipient’s share capital (incorporated company), the partner’s capital accounts (incorporated partnerships), the Recipient’s net worth (individual);

(b)	contributed surplus and other surplus accounts;

(c)	retained earnings (added) or accumulated deficit (subtracted);

(d)	subordinated shareholder(s)’ loan(s) or partner(s)’ loan(s). In order to be considered in this calculation, a duly signed Subordination Agreement must be on file;

(e)	loans from other parties that are subordinated (reduced in priority of payment) to all other liabilities for a certain period, at the satisfaction of the Agency. In order to be considered in this calculation, a duly signed Subordination Agreement must be on file; and

(f)	where applicable, for any fiscal year subsequent to the fiscal year during which initial disbursement is made under this Agreement, normal operating losses, as determined at the discretion of the Agency, based on the Recipient’s year-end financial statements and/or any other document and information deemed relevant by the Agency;

ARTICLES OF AGREEMENT

LESS:

(g)	advances to shareholders; and

(h)	any other asset account that, in the opinion of the Agency, unreasonably inflates the Recipient’s Equity.

11.0	Environmental Requirements

11.1	The Recipient represents that the Project is not a “designated project” as defined in the Impact Assessment Act, S.C. 2019, c. 28, s. 1 (IAA) and that an impact assessment (IA) or a determination under section 82 of IAA, are not required for the Project.

11.2	If, as a result of changes to the Project or otherwise, the Project is a “designated project” as defined in the IAA, the Recipient agrees that construction of the Project, including site preparation, will not be undertaken or will be suspended and no funds or additional funds will become or will be payable by the Agency to the Recipient for the Project unless, and until:

(a)	in the case of an IA, a decision statement has been issued to the Recipient; or

(b)	in the case of a determination under section 82 of IAA, the Agency determines that the Project is not likely to cause significant adverse environmental effects or is likely to cause significant adverse environmental effects that are justified in the circumstances.

11.3	For any IA or determination made under IAA as a result of changes to the Project or otherwise:

(a)	the Recipient will comply with, to the satisfaction of the Agency and at the Recipient’s own expense, all conditions included in the decision statement issued under IAA, or other conditions that the Agency may require in coming to a determination under section 82 of IAA.

(b)	the Recipient will allow the Agency and its agents, employees, servants or contractors to access and enter at any time during reasonable hours upon any real property under the ownership or control of the Recipient for the purpose of ensuring that any conditions and mitigation measures are implemented for the Project.

12.0	Communications

12.1	The Recipient must consult with the Agency regarding communication activities relating to the Project in accordance with Schedule 1 – General Conditions, Communications.

ARTICLES OF AGREEMENT

13.0	Notice

13.1	Any notice or correspondence to the Agency, including the attached duplicate copy of this Agreement signed by the Recipient, must be addressed to:

Atlantic Canada Opportunities Agency

81 Regent Street

P.O. Box 578

Fredericton, New Brunswick

E3B 5A6

Attention:	Alex Saulnier

or to such address as is designated by the Agency in writing.

13.2	Any notice or correspondence to the Recipient must be addressed to:

Picomole Inc.

191 Halifax Street

Moncton, New Brunswick

E1C 9R6

Attention:	Mr. Stephen Graham

14.0	Entire Agreement

14.1	This Agreement, if accepted, will constitute the entire Agreement between the Parties with respect to its subject matter. No amendments will be made to the Agreement unless agreed upon in writing by both parties.

15.0	Joint and Several Obligations

15.1	Where this Agreement has been executed by more than one Recipient, the liability of each Recipient is joint and several, and every reference in this Agreement to the “Recipient” or “it” or “its” in the context of referring to the Recipient shall be construed as meaning each person named as a Recipient, as well as all of them. Without limiting the generality of the foregoing, all covenants, representations and warranties of the Recipient in this Agreement shall be construed as having been made by each Recipient and by all of them considered as a single person.

16.0	Effective Date

16.1	This Agreement will come into effect on the date of last signature by the parties (the “Effective Date”). In the event a party has failed to date a signature, the Effective Date will be the date the Agency receives the Agreement signed by all parties.

ARTICLES OF AGREEMENT

IN WITNESS WHEREOF the parties hereto have executed this Agreement through duly authorized representatives.

ATLANTIC CANADA OPPORTUNITIES AGENCY

MacDonald, Linda
Linda MacDonald	Date
Director General

Project No.: 219842

This Agreement may be executed in separate counterparts, each of which will be deemed to be an original, and such separate counterparts will together constitute one and the same instrument. The executed Agreement may be communicated to the Agency by facsimile transmission, by ACOA Direct, or as otherwise agreed to by the Agency and such will be deemed to be an original for all purposes.

Picomole Inc.

Date: 04 Feb, 2022	/s/ Stephen Graham
(Insert date of signature)	Signature

	Name:	Stephen Graham
(please print)

	Title/Position:	CEO
(please print)

Date: ________, 20__
(Insert date of signature)	Signature

Name:
(please print)

Title/Position:
(please print)

SCHEDULE 1

GENERAL CONDITIONS

1.0	Definitions

Average Bank Rate means the weighted arithmetic average of the Bank of Canada rates that are established weekly during the month preceding the month in respect of which interest is being calculated.

Background Intellectual Property means the intellectual property rights in the technology developed prior to the beginning of the Project and required for the carrying out of the Project or the exploitation of the Foreground Intellectual Property.

Control Period means the period commencing on the Effective Date and ending on the later of the date when all amounts that have become due under this Agreement have been paid in full or, if no amount has become due to the Agency, fifteen (15) years after the Project Completion Date.

Costs Incurred means the Eligible Costs for goods and/or services that have been received by the Recipient and that the Recipient has paid for by monetary payment or has a legal obligation to pay for by monetary payment in the future. Any Eligible Costs received that have been paid or will be paid for by means other than monetary payment, including, without limitations, in-kind and non-cash transactions, do not qualify as Costs Incurred for which the Agency can pay the Contribution.

Due Date, in relation to an amount owing to the Agency, means: (i) the day on which a scheduled repayment is to be made; or (ii) where no repayment schedule has been arranged, the day that is normally thirty (30) calendar days after the date on which a demand for payment is issued.

Eligible Costs means those costs listed in Schedule 2 – Statement of Work, that comply with the principles of Schedule 3 – Claims and Costs Principles and that are necessary to carry out the Project.

Equity means the ownership interest or value in the assets of a business, net of all debts, claims and any asset account that, in the opinion of the Agency, unreasonably inflates the Recipient’s net worth (i.e. assets minus liabilities equals Equity). Negative Equity exists when the value of the total assets is less than the total liabilities. The Recipient’s Equity will be calculated as stated in Equity in the Articles of Agreement.

Foreground Intellectual Property means all technical data, including without limitation, all designs, specifications, software, data, drawings, plans, reports, patterns, models, prototypes, demonstration units, practices, inventions, methods, applicable special equipment and related technology, processes or other information or know-how conceived, produced, developed or reduced to practice in carrying out the Project, and all rights therein, including without limitation, patents, copyrights, industrial designs, trade- marks, and any registrations or applications for the same and all other rights of intellectual property therein, including any rights which arise from the above items being treated by the Recipient as trade secrets or confidential information.

SCHEDULE 1

GENERAL CONDITIONS

Gross Annual Sales means the annual revenue, which includes but is not limited to, sales of products, royalties, licensing revenues, advertising revenues, and all other operating revenues, before making any deductions for discounts, returns or allowances. It is calculated simply by adding all sales invoices and other sources of revenues and not including operating expenses, cost of goods sold, payment of taxes or any other charges.

Interest Rate means the rate of interest equal to three per cent (3%) higher than the Average Bank Rate.

Parties mean the Agency and the Recipient.

Project means the undertaking this Agreement is based on and that is further described in Schedule 2 – Statement of Work.

Project Assets means the assets that have been contributed to by the Agency. These are listed in Schedule 2 – Statement of Work.

Resulting Products means the Foreground Intellectual Property and/or all products that, at the sole determination of the Agency, are produced or result from the Project, incorporate results of the Project, use a method, process, equipment or information resulting from the Project and/or, without restricting the generality of the foregoing, that include any Foreground Intellectual Property, inventions, works, writings, designs, devices, and any adaptations, modifications or improvements thereto.

2.0	Representations, Warranties and Undertakings

2.1	Representations, Warranties and Undertakings by the Recipient

The Recipient hereby certifies that the representations, warranties and undertakings set out below are, and will be as of the date of execution of the Contribution Agreement, true and correct in all material respects and undertakes to advise the Agency of any changes that materially affect them.

2.2	Application for Assistance

The Recipient hereby certifies that all information, consents, authorizations and certifications that form part of the Recipient’s application for assistance, including, without limitation, all annexes, project plans and attached documents, are as of the date of execution of the Contribution Agreement, true and correct in all material respects and remain valid and binding on the Recipient. The Recipient undertakes to advise the Agency of any changes during the term of this Agreement that materially affect any such information, consents, authorization and certifications.

SCHEDULE 1

GENERAL CONDITIONS

2.2	Power and Authority of Recipient

Where the Recipient is not an individual, the Recipient represents and warrants that it is duly incorporated, validly existing, in good standing, and has the power and authority to carry on its business, to hold property and to enter into this Agreement. The Recipient undertakes to initiate all the necessary actions required to remain in good standing and to preserve its legal capacity.

2.3	Authorized Signatories

The Recipient represents and warrants that the signatory or signatories to the Agreement, as applicable, has or have been duly authorized to execute and deliver the Agreement on behalf of the Recipient.

2.4	Binding Obligations

The Recipient represents and warrants that the execution, delivery and performance of the Agreement have been duly and validly authorized and that upon execution, the Agreement will constitute a legal, valid and binding obligation on the Recipient enforceable in accordance with its terms.

2.5	Prior Consents and Representations

The Recipient hereby certifies that all information, representations, consents, authorizations and certifications that form part of or were provided in support of the Recipient’s application for assistance for this Project, including, without limitation, all annexes, project plans and attached documents, are, as of the date of execution of the Contribution Agreement, true and correct in all material respects and remain valid and binding on the Recipient. The Recipient undertakes to advise the Agency of any changes during the term of this Agreement that materially affect any such information, representations, consents, authorization and certifications.

2.6	No Pending Suits or Actions

The Recipient warrants that it is under no obligation or prohibition, nor is it subject to or threatened by any actions, suits or proceedings that could or would prevent compliance with this Agreement. The Recipient will advise the Agency forthwith of any such occurrence during the term of the Agreement.

2.7	No Gifts or Inducements

The Recipient represents and warrants that it has not, nor has any person on its behalf, offered or promised to any official or employee of Her Majesty the Queen in Right of Canada any bribe, gift or other inducement for or with a view to obtaining the Agreement and it has not, nor has any person on its behalf, employed any person to solicit the Agreement for a commission, contingency fee or any other consideration dependant upon the execution of the Agreement.

SCHEDULE 1

GENERAL CONDITIONS

2.8	Compliance

The Recipient shall apply, in relation to the Project, in all material respects, the requirements of all applicable laws, regulations, orders and decrees of any regulatory bodies having jurisdiction over the Recipient or the Project.

2.9	Other Agreements

The Recipient represents and warrants that it has not entered, and undertakes not to enter, into any agreement, without the Agency’s written consent that would prevent the full implementation of this Agreement by the Recipient.

3.0	Other Financing

3.1	The Recipient remains solely responsible for providing or obtaining the funding, in addition to the Contribution, required to carry out the Project and fulfill the Recipient’s obligations under this Agreement.

4.0	Other Government Assistance

4.1	Until the end of the Control Period, the Recipient will promptly inform the Agency, in writing, of any assistance that has been, will be or could be received from federal, provincial or municipal sources other than those identified in Schedule 2 – Statement of Work. The Agency may adjust the Contribution to take into account the amount of any such assistance and may require repayment from the Recipient.

5.0	Values and Ethics

5.1	Members of the Senate and House of Commons

No member of the Senate or House of Commons shall be allowed to derive any financial advantage resulting from the Contribution that would not be permitted under the Parliament of Canada Act.

5.2	Members of a Provincial or Territorial Legislature

Members of a provincial or territorial legislature shall be governed by provincial or territorial conflict-of-interest guidelines in effect during the term of this Agreement.

5.3	Conflict of Interest

The Recipient acknowledges that individuals who are subject to the provisions of the Conflict of Interest Act, 2006, c. 9, s. 2, the Conflict of Interest Code for Members of the House of Commons, the Conflict of Interest Code for Senators, the Values and Ethics Code for the Public Service, or any other values and ethics codes applicable within provincial or territorial governments or specific organizations cannot derive any direct benefit resulting from this Agreement unless the provision or receipt of such benefit is in compliance with such legislation and codes.

SCHEDULE 1

GENERAL CONDITIONS

6.0	Dispute Resolution

6.1	If a dispute arises concerning the application or interpretation of the Agreement, the Agency and the Recipient shall attempt to resolve the matter through good faith negotiations, and may, if necessary and if the Agency and the Recipient consent in writing, resolve the matter through mediation or arbitration by a mutually acceptable mediator or arbitrator in accordance with the Commercial Arbitration Code set out in the schedule to the Commercial Arbitration Act (Canada) and all regulations made pursuant to that Act.

7.0	Restrictions on Distributions

7.1	The Recipient shall not make corporate distributions unless otherwise approved by the Agency. Corporate distributions are defined for the purpose of this Agreement as any payment to any member, shareholder, director, officer or associate company of the Recipient, including, without limitations, bonuses, dividends, salaries or repayment or granting of debt to any of the aforementioned parties, excluding salaries to officers or other employees in the ordinary course of business.

8.0	Lobbying

8.1	The Recipient shall ensure that any person lobbying, as defined in the federal Lobbying Act, on its behalf in relation to this Agreement or the Project is registered pursuant to the said Act.

9.0	Relationship with the Agency

9.1	The Agency and the Recipient declare that nothing in this Agreement shall be construed as creating employment, a partnership, joint venture or agency relationship between the Agency and the Recipient. The Recipient is not in any way authorized to make a promise, agreement or contract or to incur any liability on behalf of Her Majesty in Right of Canada, and shall be solely responsible for any and all payments and deductions required by all applicable laws. The Recipient shall indemnify and save harmless the Agency in respect of any claims arising from failure to comply with the foregoing.

10.0	Termination

10.1	The Agreement will terminate at the end of the Control Period.

10.2	In the event that all of the Recipient’s obligations and undertakings in regard to the Project have been completed to the satisfaction of the Agency and the Recipient has demonstrated, to the satisfaction of the Agency, that it is no longer acquiring benefits from the Resulting Product(s), the Agency may terminate the Agreement at its discretion. Such termination will not affect the Agency’s right to collect or recover any amounts that may have become due to the Agency while the Agreement was still in effect, even if these amounts are discovered after termination.

SCHEDULE 1

GENERAL CONDITIONS

11.0	Force Majeure

11.1	Event of Force Majeure

The Recipient will not be in default by reason only of any failure in performance of the Project in accordance with Schedule 2 – Statement of Work if such failure arises through no fault or negligence of the Recipient and is caused by an event of force majeure.

11.2	Definition of Force Majeure

Force majeure means any cause that is unavoidable or beyond the reasonable control of the Recipient, including war, riot, insurrection, orders of government or any act of God or other similar circumstance beyond the Recipient’s control and that could not have been reasonably circumvented by the Recipient without incurring unreasonable cost.

12.0	Communications

12.1	The Recipient consents to public announcements of the Project, by or on behalf of the Agency. The Recipient shall also acknowledge the Agency’s Contribution in any public communications of the Project and shall obtain the approval of the Agency before preparing any announcements, brochures, advertisements, web content or other materials that will display the ACOA corporate identifier and Canada wordmark or otherwise make reference to the Agency.

12.2	The Agency shall inform the Recipient of the date on which the announcement is to be made and the Recipient shall keep this Agreement confidential until such date. Notwithstanding the foregoing, the information referenced in Schedule 5 – Project Fact Sheet for News Release will be considered to be in the public domain on the earlier of: the public announcement of the Project by the Agency or the Recipient, the public disclosure or publication of the said information by the Agency in accordance with applicable legislation, or the expiration of sixty (60) calendar days after the Recipient’s acceptance of this Agreement.

12.3	The Recipient must advise the Agency at least thirty (30) calendar days in advance of any special event such as, but not limited to, an official opening, ribbon cutting or other like event that the Recipient organizes in connection with the Project. A ceremony will be held on a date that is mutually acceptable to the Agency and the Recipient. The Recipient consents to having the Minister responsible for the Agency, or a designate, participate in any such ceremony.

SCHEDULE 1

GENERAL CONDITIONS

12.4	The Recipient agrees to the distribution by the Agency of information about the Project as part of public communication initiatives including, but not limited to, feature stories, news releases, speeches, web content, Agency promotional materials and special publications.

12.5	The Agency may, at its sole discretion, withdraw the requirements of the Recipient’s acknowledgement of the Agency’s Contribution in all public communications of the Project.

13.0	Material Changes

13.1	No material changes will be made to the estimated total scope, the nature or any element of the Project or to any element of the Recipient’s operation without the prior written consent of the Agency. A material change includes, but is not limited to, changes in the ownership or control of the Recipient or the assets, management, financing, location of the Project or facilities, size of the facilities, timing, expected results, or other government contributions. When consent is requested from the Agency in regard to any material change the Recipient shall provide, in a timely manner, all documentation and information as may be required by the Agency, at its discretion.

14.0	Disposal of Assets

14.1	Without limiting the generality of Schedule 1 – General Conditions, Material Changes, the Recipient shall retain possession and control of the Project Assets, the cost of which the Agency contributed to under the Agreement, and shall not, prior to the end of the Control Period, sell, dispose of, cease to use or transfer to commercial use Project Assets without the prior written consent of the Agency.

14.2	The issuance of such consent, if any, may be made subject to conditions the Agency deems appropriate in the circumstances, at its discretion. Such conditions may include, without limitation, the condition(s) that the Recipient replace the Project Asset(s) disposed of with comparable asset(s) of equal or lesser value for use in the Project, that the Recipient pay the Agency forthwith all funds recovered by the Recipient pursuant to the sale or disposal of the Project Asset(s), and/or that the Recipient pay the greater of the percentage of assistance rate, as specified in Schedule 2 – Statement of Work, of the:

(a)	proceeds of disposition of the Project Asset(s); or

(b)	fair market value of the Project Asset(s).

SCHEDULE 1

GENERAL CONDITIONS

15.0	Insurance Coverage

15.1	The Recipient is responsible for deciding the appropriate insurance coverage required to fulfill its obligations herein and to ensure compliance with any applicable laws. Any insurance acquired or maintained by the Recipient is at its own expense and for its own benefit and protection. It does not release the Recipient from or reduce its liability under this Agreement.

16.0	Monitoring, Rights to Audit and Physical Access

16.1	During the term of the Agreement, the Recipient shall provide, to the Agency, the books, accounts and records of the Project and all information necessary to ensure compliance with this Agreement and for audit examination.

16.2	The Recipient shall provide representatives of the Agency reasonable access to its premises to inspect and assess the progress of the Project, or any element thereof, and will supply, promptly on request, such data as the Agency may reasonably require for statistical or Project evaluation purposes.

16.3	The Recipient shall, at its own expense, preserve and make available for audit and examination by the Agency or its representatives, for a period of thirty-six (36) months after the end of the Control Period, the books, accounts and records of the Project and all information necessary to verify compliance and ability for compliance with the terms and conditions of this Agreement, including payment of amounts to the Agency, and to assess the success of the Project and the Program. The Agency will have the right to conduct such additional audits and evaluations at its own expense as may be considered necessary, using the staff of the Agency or of other federal departments or agencies, an independent firm or the Recipient’s external auditors.

16.4	The Recipient shall also make records and information available to the Auditor General of Canada when requested by the Auditor General for the purpose of an inquiry under subsection 7.1(1) of the Auditor General Act.

16.5	The Recipient will assist the Agency with its monitoring of the Agreement and where applicable, will obtain required information from third parties to provide to the Agency and will facilitate the Agency’s access to the information and premises of third parties relating to the Agreement.

SCHEDULE 1

GENERAL CONDITIONS

17.0	Overpayment

17.1	Where, for any reason:

(a)	the Recipient is not entitled to the Contribution; or

(b)	the Agency determines that the amount of the Contribution disbursed exceeds the amount to which the Recipient is entitled,

the Recipient shall repay the amount of the overpayment to the Agency promptly and no later than thirty (30) calendar days from the date of the notice of such overpayment from the Agency. Any such amount is a debt due to Her Majesty in Right of Canada and may be recovered as such.

18.0	Right to Set-off

18.1	Without limiting the scope of set-off rights available to the Crown at common law, under the Financial Administration Act or otherwise, the Agency may:

(a)	set-off against any portion of the Contribution that is payable to the Recipient pursuant to the Agreement, any amount that the Recipient owes to Her Majesty under legislation or any other agreement of any kind; and

(b)	set-off against any amounts that are owed to the Agency by the Recipient, any amount that is payable by Her Majesty under legislation or any other agreements of any kind to the Recipient.

19.0	Interest and Administrative Charges

19.1	Payments

When any payment is received from the Recipient on account of a prepayment of a repayment instalment, an overpayment, a disposal of asset or an event of default, the Agency shall apply that payment first to reduce any accrued interest and/or administrative charges owing and then, if any part of the payment remains, to reduce the outstanding principal balance in reverse order of maturity.

19.2	Overdue Accounts

The Recipient shall pay, where the account is overdue and in addition to any amount payable, interest on that amount at the Interest Rate, in accordance with the Interest and Administrative Charges Regulations, which may be amended from time to time. The interest, calculated daily and compounded monthly, will accrue starting on the Due Date and ending on the day before the date on which the payment is received by the Agency.

SCHEDULE 1

GENERAL CONDITIONS

19.3	Fee

An administrative fee will be charged on every payment rejected by the Recipient’s financial institution for any reason, in accordance with the Interest and Administrative Charges Regulations, which may be amended from time to time. The current fee is set at fifteen dollars ($15).

20.0	Events of Default

20.1	The following constitute events of default:

(a)	the Recipient is, in the opinion of the Agency, bankrupt or insolvent, goes into receivership or takes the benefit of any statute from time to time in force relating to bankrupt or insolvent debtors;

(b)	an order is made or resolution passed for the winding up of the Recipient, or the Recipient is dissolved;

(c)	the Recipient, during the term of the Agreement, has defaulted under the terms and conditions of any agreement or arrangement, with any financial institution or creditor with rights to the property or assets of the Recipient;

(d)	in the opinion of the Agency, the Recipient ceases to carry on business;

(e)	the Recipient submits false or misleading information to the Agency;

(f)	the Recipient is no longer eligible under the “eligibility criteria” of the Program;

(g)	the Recipient makes a false or misleading statement concerning assistance by the Agency in a prospectus or other document related to raising funds;

(h)	the Recipient has not met or satisfied a term or condition of this Agreement; or

(i)	the Recipient has not met or satisfied a term or condition under any other contribution agreement, or agreement of any kind, with Her Majesty in right of Canada.

21.0	Remedies on Default

21.1	If an event of default has occurred or, in the opinion of the Agency is likely to occur, the Agency may exercise one or more of the following remedies:

(a)	suspend or terminate any obligation by the Agency to contribute to the Costs Incurred, including any obligation to pay any amount owing prior to the date of such suspension or termination;

SCHEDULE 1

GENERAL CONDITIONS

(b)	require the Recipient to repay to the Agency all or part of the Contribution paid by the Agency to the Recipient, together with interest at the Interest Rate in accordance with the Interest and Administrative Charges Regulations, as may be amended from time to time. The interest, calculated daily and compounded monthly, will accrue commencing upon the date of the event of default as specified in the demand for payment issued by the Agency and ending on the day before the date on which the payment is received by the Agency.

21.2	The Recipient acknowledges that, in view of the policy objectives served by the Agency’s agreement to make the Contribution, the fact that the Contribution comes from public monies and that the amount of damages sustained by the Crown in the event of default is difficult to ascertain, it is fair and reasonable that the Agency be entitled to exercise any or all of the remedies provided for in, Remedies on Default, of these General Conditions, and to do so in the manner provided for in this section if an event of default occurs.

21.3	The fact that the Agency refrains from exercising a remedy it is entitled to exercise under the Agreement will not constitute a waiver of such right and any partial exercise of a right will not prevent the Agency in any way from later exercising any other right or remedy under the Agreement or other applicable law.

22.0	Annual Appropriations

22.1	Parliamentary Allocation

Any payment by the Agency under this Agreement is subject to there being a sufficient appropriation for the fiscal year, beginning on April 1 and ending on the following March 31, in which the payment is to be made and is subject to cancellation or reduction in the event that departmental funding levels are changed by Parliament.

22.2	Lack of Appropriation

In the event the Agency is prevented from disbursing the full amount of the Contribution due to a lack or reduction of appropriation or departmental funding levels, the Parties agree to review the effects of such a shortfall in the Contribution on the implementation of the Agreement and to adjust, as appropriate, the expected results from the Project specified in Schedule 2 – Statement of Work.

SCHEDULE 1

GENERAL CONDITIONS

23.0	Notice

23.1	Any notice required to be given with respect to this Agreement must be in writing and will be effectively given if delivered or sent by ordinary or registered mail, ACOA Direct, courier or fax, addressed to the party for whom the notice is intended. Any notice will be deemed to have been received on delivery. Any notice sent by ACOA Direct or fax will be deemed to have been received one (1) working day after being sent. Any notice sent by mail will be deemed to have been received eight (8) calendar days after being sent.

24.0	Consent of the Agency

24.1	Where a consent or an agreement is requested from the Agency under this Agreement, the Agency has the right to grant or refuse the consent or agreement, and where it decides to grant the consent or agreement, to do so subject to such conditions the Agency deems appropriate, at its discretion.

25.0	No Assignment of Agreement

25.1	The Recipient shall not assign the Agreement or any part thereof without the prior written consent of the Agency.

26.0	Indemnity

26.1	The Recipient shall indemnify and save harmless the Agency from and against all claims, losses, damages, costs and expenses that may be brought against or suffered by the Agency, and that the Agency may incur, sustain or pay arising out of or relating to any injury to or death of a person or loss to property or other loss or damage caused or alleged to be caused by the Recipient or its servants, agents, subcontractors or independent contractors in the course of carrying out the obligations of the present Agreement.

27.0	Cancellation of Agreement

27.1	The Agency may, upon thirty (30) calendar days’ notice duly given to the Recipient in accordance with the Notice section of these General Conditions, cancel this Agreement at any time if, in the Agency’s opinion, Schedule 2 – Statement of Work has not been executed in a satisfactory manner or if the progress and objectives outlined in the Agreement have not been met.

SCHEDULE 1

GENERAL CONDITIONS

28.0	Access to Information Act and Privacy Act

28.1	This Agreement and all information obtained by the Agency in the course of and pursuant to this Agreement and the Recipient’s application, will be subject to and treated in accordance with the Access to Information Act and the Privacy Act, as applicable, and as amended from time to time.

28.2	Without limiting the generality of the preceding paragraph, the Recipient acknowledges and agrees that the Agency will proactively publish information regarding this Agreement in accordance with the Access to Information Act, as amended from time to time.

29.0	Sharing of Information

29.1	The Recipient expressly authorizes the Agency to share all information obtained by the Agency in relation to this Agreement with other departments and agencies of the Government of Canada for the purpose of implementing, administering and monitoring the Program. This includes, without limitation, the Recipient’s financial reports and business information as provided to the Agency under this Agreement and the Recipient’s application.

30.0	Aboriginal Consultation

30.1	The Recipient acknowledges that the Agency’s obligation to pay the Contribution is conditional upon the Agency satisfying any obligation that it may have to consult with or to accommodate any Aboriginal groups that may be affected by the terms of this Agreement.

31.0	Applicable Law

31.1	This Agreement must be interpreted in accordance with the laws in force in the province in which the office of the Agency is located.

SCHEDULE 2

STATEMENT OF WORK

Project Description

The project will help commercialize the client’s Breath Sampler and accelerate its market entry to generate sales and attract further investments. The project includes marketing activities and first inventory production.

Project Location

MONCTON, NEW BRUNSWICK

Project Financing

Project Costs	$	Financing	$
Leasehold improvement	50,000	ACOA Contribution	575,000
Marketing Activities	160,000	Existing working capital	575,000
Material/Supplies	940,000
Total Project Costs	1,150,000	Total Financing	1,150,000

Eligible Costs	$	Assistance Rate (%)	Contribution ($)
Leasehold improvement	50,000	50	25,000
Marketing Activities	160,000	50	80,000
Material/Supplies	940,000	50	470,000
Total Eligible Costs	1,150,000	Total Contribution	575,000

Total Project Costs	1,150,000

Details on Project Activities and Costs

Leasehold improvements for manufacturing space

Marketing campaign launch collateral, website and branding

Start-up inventory of 50 breath samplers

Expected Results from the Project

The federal government requires that results from projects receiving federal funding be identified. The Agency will thus follow-up on the following expected results identified from your project.

Expected Project Results

-	Creation of 4 full time jobs by fiscal year 2023
-	Gross Annual Sales of $1,400,000 by fiscal year 2023

Means of Verification

-	Progress Reports
-	Audited Financial Statements
-	Discussions with client

SCHEDULE 3

CLAIMS AND COSTS PRINCIPLES

1.0	Claims

1.1	The Agency will pay the Contribution to the Recipient, in respect of Costs Incurred, on the basis of claims that:

(a)	are submitted on claim forms provided by the Agency and include the details of all Costs Incurred being claimed;

(b)	are completed and certified by an authorized signing officer of the Recipient; and

(c)	if applicable, include a declaration of any overdue amounts owed to Her Majesty the Queen in Right of Canada pursuant to any obligation other than this Agreement and provide details of any such amounts.

1.2	The total amount of the Contribution paid to the Recipient in respect to Costs Incurred but not yet paid to suppliers shall not exceed fifty per cent (50%) of the total authorized Contribution.

1.3	Unless specified in the Articles of Agreement – Payments, supporting documents do not need to be included when submitting a claim. However, purchase orders, cancelled cheques, invoices, receipts and all other supporting documentation must be retained and readily available for examination by the Agency during or after any payment in accordance with Schedule 1 – General Conditions, Monitoring, Rights to Audit and Physical Access.

1.4	With the submission of the final claim, the Recipient shall submit a confirmation of all confirmed and potential sources of government assistance received in support of the Project and a final payment certificate, on the form provided by the Agency for that purpose, attesting that the Costs Incurred for the entire Project have been paid to the suppliers. The term “paid” herein and in the certification means paid by monetary payment. This certificate must be certified by an authorized signing officer of the Recipient.

1.5	Payments to the Recipient may be withheld by the Agency if the Recipient has any outstanding obligations hereunder, including any outstanding reports required in Schedule 4 – Reporting Requirements.

2.0	Project Costs Principles

2.1	Total Eligible Costs of the Project

The total Eligible Costs of the Project, as listed in Schedule 2 – Statement of Work, will be the sum of the applicable direct costs that are or will reasonably and properly be incurred in the performance of the Project, less any applicable credits.

SCHEDULE 3

CLAIMS AND COSTS PRINCIPLES

2.2	Incremental Costs

Eligible Costs, as identified in Schedule 2 – Statement of Work, include only incremental costs deemed essential for the implementation of the Project. Incremental costs are those that are new or additional, or costs that would not have otherwise been incurred if not for the implementation of the Project.

2.3	Reasonable Costs

Eligible Costs, as identified in Schedule 2 – Statement of Work, include only those costs that are reasonable. A cost is reasonable if, in nature and amount, it does not exceed what would be incurred by an ordinary, prudent person in the conduct of competitive business. In determining the reasonableness of a particular cost, consideration must be given to:

(a)	whether the cost is at fair market value;

(b)	the restraints and requirements of factors such as generally accepted sound business practices, arm’s-length bargaining, federal, provincial and local laws and regulations, and agreement terms;

(c)	the action that prudent business persons would take in the circumstances, considering their responsibilities to the owners of the business, their employees, customers, stakeholders, the Government and the public at large;

(d)	significant deviations from the established practices of the Recipient that may unjustifiably increase Eligible Costs; and

(e)	the specifications, delivery schedule and quality requirements of the particular Project that may affect costs.

2.4	Travel Costs

Eligible travel costs include transportation, accommodations and meals (but not incidentals) that are directly attributable to the Project and included in Schedule 2 – Statement of Work. The Agency will reimburse the recipient in regards to kilometers and meal costs incurred by the Recipient during eligible travel at the requested rates or at a maximum of the rates set out in the National Joint Council Directive (the Directive) (www.njc-cnm.gc.ca), as may be amended from time to time. These costs shall be reimbursed using the rates requested by the recipient up to a maximum amount of the kilometric rates as set forth in Appendix B of the Directive and meal allowances as set forth in Appendix C or D of the Directive. Notwithstanding the foregoing, no travel costs will be paid or allocated for transportation, accommodations, kilometers or meals that are either non-eligible or that were at no costs to the Recipient or included as part of other costs incurred (i.e. conference, inclusive-type accommodations, group transportation, etc.).

SCHEDULE 3

CLAIMS AND COSTS PRINCIPLES

2.5	General Administrative Costs

General administrative costs include expenditures for office supplies, courier charges, utilities/telecommunications (e.g. telephone, fax, internet, electricity), and other office expenses identified as being directly attributable to the Project and included in Schedule 2 – Statement of Work. Incremental costs are only acceptable when they can be substantiated by the Recipient.

2.6	Salary and Wages Costs

Salary costs must be incremental and essential for the Project. Such wages or salaries must be for employees on the Recipient’s payroll and included in Schedule 2 – Statement of Work. The acceptable payroll rate shall be the regular pay rate for the period, excluding premiums paid for overtime or shift work.

Salary and wages costs must be claimed on the same basis as they are incurred and paid to employees (i.e. weekly, bi-weekly, monthly), as supported by payroll records.

In certain cases, a salaried employee may not work exclusively on the Project. In those instances, only the proportion of their salary based on the actual time spent on the Project, as supported by timesheets or other satisfactory form of time recording may be considered as an Eligible Cost of the Project. In order to determine the proportion of the employee salary for the time spent on the Project (a daily or hourly pay rate), the total amount of work days during a salary year can be reduced by the number of vacation days and statutory holidays to which the employee is entitled during that year, as applicable. No other deduction or mechanisms for increasing the proportion of the time spent on the Project will be allowed without the prior consent of the Agency.

When it has been expressly included in Schedule 2 – Statement of Work, salary costs for the performance of an authorized and incremental role of qualified management personnel may be claimed in accordance with this Schedule.

2.7	Payroll Burden

Payroll burden associated with eligible wages and salaries included in Schedule 2 – Statement of Work, which includes items such as group insurance, pension plans and the employer’s share of federal deductions, is also eligible for personnel directly associated with the Project. The Recipient can claim a rate of fifteen per cent (15%) of salaries and wages for the payroll burden.

2.8	Non-Eligible Costs

The Agency considers certain categories of costs as non-eligible. These may include, but are not necessarily restricted to, items such as:

(a)	the cost of land acquisition and any cost related to goodwill;

(b)	cost allocation for the use of existing space owned by the Recipient;

SCHEDULE 3

CLAIMS AND COSTS PRINCIPLES

(c)	fixed period costs (for example, recurring costs such as property taxes, rentals and a reasonable provision for depreciation);

(d)	entertainment expenses (does not include networking receptions) and first-class airfare;

(e)	insurance, except if the cost is directly related to construction and is capitalized (in accordance with Generally Accepted Accounting Principles or International Financial Reporting Standards) as part of the Project;

(f)	dues and other membership fees;

(g)	severance pay, cash-out of unused vacation, bonuses, overtime premium for salaried employees and commissions;

(h)	refinancing of existing debt, any interest costs, bond discounts, and other financing costs; and

(i)	any costs for the purchase of assets that exceed fair market value of the said assets and any costs that would not necessitate an expenditure of cash by the Recipient, such as amortization and in-kind.

2.9	Credits

Credits are defined as the applicable portion of any income, rebate, allowance or other credit relating to any incurred cost received by or accruing to the Recipient. This includes the input tax credit and the reimbursement of sales taxes paid by the Recipient for goods and services. These credits must be taken into consideration in calculating Eligible Costs.

SCHEDULE 4

REPORTING REQUIREMENTS

1.0	General

1.1	Progress Report with Each Claim

The Recipient shall submit a progress report with each claim for payment, on the form provided by the Agency for that purpose, detailing the progress and results of the Project. Each progress report shall contain the following information in relation to the Project:

(a)	a description of the progress made in the fulfillment of Schedule 2 – Statement of Work during the reporting period;

(b)	an assessment of any significant delay in completing the Project or in attaining any expected result identified in Schedule 2 – Statement of Work, the reasons for such delay, and mitigation measures being taken; and

(c)	the Recipient’s revised projection of Project cash flows for the current fiscal year, if any significant change is expected.

1.2	Annual Financial Statements

(a)	The Recipient shall provide the Agency with a copy of its annual audited financial statements within one hundred and eighty (180) days after the end of each fiscal year.

(b)	The Recipient shall provide the above financial information annually until the end of the Control Period.

1.3	Internal Financial Statements

The Agency may at any time request the Recipient to provide a copy of its internally prepared financial statements, when deemed necessary by the Agency, and the Recipient shall provide them, upon written request.

1.4	Report on Project Results

After the final payment of the Contribution by the Agency and until the end of the Control Period, the Recipient shall submit, upon request by the Agency, a report detailing the actual results of the Project as compared to the expected results in Schedule 2 – Statement of Work, using the means of verification identified therein. All deviations must be explained. The report must be satisfactory to the Agency, at its sole discretion. The Agency may request independent third-party verification of this report or of the Project results, and the Recipient shall provide such independent verification upon written request and at its own expense.

2.0	Other Reports

2.1	Prior to any payment exceeding ninety percent (90%) of the total Contribution, the Recipient shall provide a statement of the total funding from all sources for the Project, including total Canadian government funding received.

2.2	The Recipient shall submit to the Agency a completed and signed copy of the Client Information Update form annually with its financial statements.

SCHEDULE 5

FACT SHEET FOR NEWS RELEASE

Program:	Project No:
The Agency’s REGI - Business Scale-Up and Prod (JGF)	219842

Name and Address of Recipient:	Recipient Contact:
Picomole Inc.	Name:	Mr. Stephen Graham
191 Halifax Street	Title:	Chief Executive Officer
Moncton, New Brunswick	Telephone:	(506) 380-0950
E1C 9R6	Fax:	(506) 855-2403

Project Location:	Project Type:
MONCTON, NEW BRUNSWICK	Marketing
Agreement Type :
Contribution

Project Description:

Implement go to market strategy for medical platform

Total Project Costs:	Eligible Costs:
$1,150,000.00	$1,150,000.00

Authorized Assistance:	Total Government Funding:
$575,000.00	$575,000.00

Estimated Project Commencement Date: April 1, 2022

Estimated Project Completion Date: March 31, 2023

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